Exhibit 99.1

For Immediate Release

April 25, 2024

John Marshall Bancorp, Inc. Reports First Quarter 2024 Results

Strong Balance Sheet, Stable Margin and Well-Positioned for Loan Growth

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”), reported its financial results for the three months ended March 31, 2024.

Selected Highlights

●	Pristine Asset Quality – For the eighteenth consecutive quarter, the Company had no non-performing loans, no other real estate owned and no loans 30 days or more past due. There were no charge-offs during the quarter. The Company continues to adhere to strict underwriting standards and proactively manages the portfolio. As of March 31, 2024, there were no credits classified as substandard, doubtful or loss.
●	Well-Capitalized – Each of the Bank’s regulatory capital ratios is well in excess of the regulatory threshold for the Bank to be considered well-capitalized. The Bank’s equity to assets and total risk-based capital ratios were 11.3% and 16.1%, respectively, as of March 31, 2024.
●	13.6% Annual Cash Dividend Increase – The Company declared an annual cash dividend on April 24, 2024 of $0.25 per outstanding share of common stock. The dividend will be payable on July 8, 2024, to shareholders of record as of the close of business on June 28, 2024. This per share amount reflects a 13.6% increase over the annual cash dividend paid in 2023 and 25% increase over the initial cash dividend paid in 2022.
●	Stable Net Interest Margin – Net interest margin was 2.11% for the three months ended March 31, 2024. For each of the past four quarters, the Company’s net interest margin has ranged from 2.08% to 2.12%.
●	Diversified Revenue Growth – The Company’s non-interest income strategy accelerated in the first quarter of 2024. Recurring non-interest income (excluding the impact of securities sales, discontinued BOLI investment and the mark-to-market of non-qualified deferred compensation plan assets) grew $115 thousand or 19.9% from the first quarter of 2023 to the first quarter of 2024. During the first three months of 2024, the Company realized $133 thousand in gains on the sale of certain U.S. Small Business Administration (“SBA”) loans and swap fee income of $64 thousand. As announced in December 2023, the Bank is a SBA designated preferred lender, streamlining the loan approval process for our customers. The Company expects to accelerate SBA loan sale revenue and, in the current rate environment, our pipeline of borrowers evaluating swaps continues to grow.
●	Expanding Digital Platform to Enhance Low-Cost Deposit Gathering – At the end of the first quarter of 2024, the Company launched Escrow Optimizer, a 24/7 digital solution that offers tracking of transactions along with reporting and tax form capabilities that simplify the daily operations of managing escrow and subaccounts for customers. With this new and innovative solution, customers will benefit from the ability to open, close, and fund subaccounts at any time while also being able to segregate funds for more efficient business management or to fulfill compliance requirements. This technology will provide an avenue for growth, efficiency, and income for our customers and is beneficial to anyone with a fiduciary responsibility. We believe the convenience and enhanced functionality will drive the growth of new, low-cost deposit relationships.
●	Targeted Business Development Hires – The Company remains focused on growing loans, deposits and non-interest income and has hired four experienced business development professionals to date in 2024.
●	Improved Deposit Composition – During the quarter, the Company grew non-maturing deposits $35.2 million, representing 21.5% annualized growth and reduced wholesale deposits (i.e., brokered and QwickRate CDs) by $18.9 million or 23.1% annualized. Non-maturing deposits represented 57.9% of total deposits as of March 31, 2024 and 56.2% of total deposits as of December 31, 2023.
●	Loan Portfolio Strength – The Company’s loan portfolio remains of exceptionally high quality. As of

March 31, 2024, the Company’s commercial real estate (“CRE”) non-owner occupied and owner-occupied portfolios had a weighted average loan-to-values of 49.8% and 54.1%, respectively, and weighted average debt service coverage ratios of 2.1x and 3.3x, respectively.

Chris Bergstrom, President and Chief Executive Officer, commented, “The United States economy is experiencing an unprecedented interest rate environment.  The longest inverted yield curve in our nation’s history commands our attention.  Now, more than ever, our strategy of focusing on local customers with product and service offerings without undue compliance risk paired with our strong, liquid, well-capitalized balance sheet, unfettered by problem assets keeps us well-positioned for the future. In an unchartered economic environment, we place a greater emphasis on our financial condition than growth.  During the quarter, we experienced higher than anticipated runoff in our acquisition, development and construction loan portfolio. Our loan pipeline, with credits that meet our stringent criteria, is building for promising growth in the next three to six months. We improved both the amount and composition of our deposits during the quarter.  In addition, we have ramped up our hiring of seasoned, well-qualified sales personnel and are equipping them with competitive products and services, like Escrow Optimizer, that will further fuel our future loan and deposit growth.  Our non-interest income strategy is starting to bear fruit as we sell more SBA loans and complete interest rate swaps on behalf of customers.  In short, the team at John Marshall Bank remains committed to maintaining a strong balance sheet and delivering prudent growth. We are excited to capitalize on opportunities afforded in our market by providing relevant products and services and an unmatched customer experience. As an expression of confidence in the Company’s balance sheet, the Board of Director’s declared an annual cash dividend of $0.25 per outstanding share of common stock or 13.6% greater than last year’s.”

Balance Sheet, Liquidity and Credit Quality

Total assets were $2.25 billion at March 31, 2024, $2.24 billion at December 31, 2023, and $2.35 billion at March 31, 2023.

Total loans, net of unearned income, increased $54.7 million or 3.1% to $1.82 billion at March 31, 2024, compared to $1.77 billion at March 31, 2023 and decreased $34.0 million or 1.8% when compared to December 31, 2023. Detail on the loan growth can be seen in the attached tables.

The carrying value of the Company’s fixed income securities portfolio was $253.4 million at March 31, 2024, $265.5 million at December 31, 2023 and $438.6 million at March 31, 2023. The decrease in carrying value of the Company’s fixed income securities portfolio since March 31, 2023 was primarily attributable to the July 2023 sale of certain available-for-sale investment securities, as previously disclosed. As of March 31, 2024, 95.9% of our bond portfolio carried the implied guarantee of the United States government or one of its agencies.  At March 31, 2024, 61.0% of the fixed income portfolio was invested in amortizing bonds, which provides the Company with a source of steady cash flow. At March 31, 2024, the fixed income portfolio had an estimated weighted average life of 4.3 years. The available-for-sale portfolio comprised approximately 65.0% of the fixed income securities portfolio and had a weighted average life of 3.0 years at March 31, 2024. The held-to-maturity portfolio comprised approximately 35.0% of the fixed income securities portfolio and had a weighted average life of 6.5 years at March 31, 2024. The Company did not purchase or sell any fixed income securities during the three month period ended March 31, 2024.

The Company’s balance sheet remains highly liquid. The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $788.7 million as of March 31, 2024 compared to $638.9 million as of December 31, 2023 and represented 35.0% and 28.5% of total assets, respectively. In addition to available secured borrowing capacity, the Bank had available federal funds lines of $110.0 million at March 31, 2024.

Total deposits were $1.90 billion at March 31, 2024, $1.91 billion at December 31, 2023 and $2.09 billion at March 31, 2023. Total deposits decreased $5.6 million or 0.3% when compared to December 31, 2023.  The attached tables provide detail on the deposit activity. As of March 31, 2024, the Company had $627.1 million of deposits that were not insured or not collateralized by securities compared to $634.1 million at December 31, 2023. Deposits that were not insured or not collateralized by securities represented only 33.0% of total deposits at March 31, 2024 compared to 33.3% at December 31, 2023.

The Company refinanced its $54.0 million advance and advanced an additional $23.0 million from the Bank Term Funding Program (“BTFP”) in January 2024 to secure lower funding costs relative to wholesale deposits and the prior outstanding BTFP advance. The $77.0 million BTFP advance matures January 2025, bears interest at a fixed rate of

4.76% and can be prepaid at any time without penalty prior to maturity. Total borrowings as of March 31, 2024 consisted of subordinated debt totaling $24.7 million and the BTFP advance totaling $77.0 million.

Shareholders’ equity increased $13.7 million or 6.2% to $234.5 million at March 31, 2024 compared to $220.8 million at March 31, 2023. Book value per share was $16.51 as of March 31, 2024 compared to $15.63 as of March 31, 2023, an increase of 5.6%. The year-over-year change in book value per share was primarily due to the Company’s earnings over the previous twelve months and a decrease in accumulated other comprehensive loss. This increase was partially offset by cash dividends paid and increased share count from shareholder option exercises and restricted share award issuances. The decrease in accumulated other comprehensive loss was primarily attributable to the July 2023 sale of certain available-for-sale investment securities, as previously disclosed, and decreases in unrealized losses on our available-for-sale investment portfolio due to market value increases. Book value per share increased from $16.25 as of December 31, 2023 to $16.51 at March 31, 2024 or 6.3% annualized.

The Bank’s capital ratios at March 31, 2024 remained well above regulatory thresholds for well-capitalized banks. As of March 31, 2024, the Bank’s total risk-based capital ratio was 16.1%, compared to 16.1% at March 31, 2023 and 15.7% at December 31, 2023 (GAAP). As outlined below, the Bank would continue to remain well above regulatory thresholds for well-capitalized banks at March 31, 2024 in the hypothetical scenario where the entire bond portfolio was sold at fair market value and any losses realized (Non-GAAP). Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.

Bank Regulatory Capital Ratios (As Reported)
	Well-Capitalized Threshold	March 31, 2024	December 31, 2023	March 31, 2023
Total risk-based capital ratio	10.0%	16.1%	15.7%	16.1%
Tier 1 risk-based capital ratio	8.0%	15.1%	14.7%	14.9%
Common equity tier 1 ratio	6.5%	15.1%	14.7%	14.9%
Leverage ratio	5.0%	11.8%	11.6%	11.5%

Adjusted Bank Regulatory Capital Ratios (Hypothetical Scenario of Selling All Bonds at Fair Market Value - Non-GAAP)
	Well-Capitalized Threshold	March 31, 2024	December 31, 2023	March 31, 2023
Adjusted total risk-based capital ratio	10.0%	15.0%	14.7%	14.6%
Adjusted tier 1 risk-based capital ratio	8.0%	14.0%	13.5%	13.3%
Adjusted common equity tier 1 ratio	6.5%	14.0%	13.5%	13.3%
Adjusted leverage ratio	5.0%	12.1%	11.9%	12.3%

The Company recorded no charge-offs during the first quarter of 2024, the fourth quarter of 2023 or the first quarter of 2023. As of March 31, 2024, the Company had no loans greater than 30 days past due, no non-accrual loans, and no other real estate owned assets.

At March 31, 2024, the allowance for loan credit losses was $18.7 million or 1.02% of outstanding loans, net of unearned income, compared to $19.5 million or 1.05% of outstanding loans, net of unearned income, at December 31, 2023. The decrease in the allowance as a percentage of outstanding loans, net of unearned income, resulted primarily from changes in the composition and volume of the loan portfolio, improved economic forecasts used in the quantitative portion of the model and an assessment of management’s considerations of qualitative factors combined with the continued strong credit performance of our loan portfolio segments.

At March 31, 2024, the allowance for credit losses on unfunded loan commitments was $0.7 million compared to $0.6 million at December 31, 2023. The change in the allowance for credit losses on unfunded loan commitments resulted from the changes mentioned above and an increase in unfunded commitments during the quarter ended March 31, 2024.

The Company did not have an allowance for credit losses on held-to-maturity securities as of March 31, 2024 or December 31, 2023.

The Company’s owner occupied and non-owner occupied CRE portfolios continue to be of sound credit quality. The following table provides a detailed breakout of the two aforementioned portfolios as of March 31, 2024, demonstrating their strong debt-service-coverage and loan-to-value ratios.

Commercial Real Estate
	Owner Occupied					Non-owner Occupied
Asset Class	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)
Warehouse & Industrial	58.5%	2.9	x	53	$79,838	50.7%	2.6	x	40	$98,881
Office	59.3%	3.9	x	127	78,650	48.5%	1.9	x	61	113,690
Retail	60.8%	2.4	x	37	58,295	50.0%	1.9	x	141	399,989
Church	30.3%	2.6	x	19	35,105	- -	- -		- -	- -
Hotel/Motel	- -	- -		- -	- -	57.6%	2.6	x	9	49,177
Other(4)	51.0%	3.8	x	48	104,447	37.0%	3.1	x	15	30,681
Total				284	$356,335				266	$692,418

(1)	Loan-to-value is determined at origination date and is divided by principal balance as of March 31, 2024.
(2)	The debt service coverage ratio (“DSCR”) is calculated from the primary source of repayment for the loan. Owner occupied DSCR’s are derived from cash flows from the owner occupant’s business, property and their guarantors, while non-owner occupied DSCR’s are derived from the net operating income of the property.
(3)	Principal balance excludes deferred fees or costs.
(4)	Other asset class is primarily comprised of schools, daycares and country clubs.

Income Statement Review

The Company reported net income of $4.2 million for the first quarter of 2024, a decrease of $2.1 million when compared to $6.3 million for the first quarter of 2023. Net income for the fourth quarter of 2023 was $4.5 million.

Net interest income for the first quarter of 2024 decreased $2.7 million or 18.8% compared to the first quarter of 2023, driven primarily by the increase in costs of interest-bearing liabilities outpacing the increase in yield on interest-earning assets. The yield on interest earning assets was 4.83% for the first quarter of 2024 compared to 4.15% for the same period in 2023. The increase in yield on interest earning assets was primarily due to higher yields on the Company’s loan portfolio and deposits in banks resulting from increases in interest rates subsequent to the first quarter of 2023. The cost of interest-bearing liabilities was 3.81% for the first quarter of 2024 compared to 2.25% for the same quarter in 2023. The increase in the cost of interest-bearing liabilities was primarily due to a 1.55% increase in the cost of interest-bearing deposits resulting from the repricing of the Company’s time deposits coupled with an increase in rates offered on money market, NOW and savings deposit accounts since the first quarter of 2023. The increase in the overall cost of interest-bearing liabilities in the first quarter of 2024 relative to the same period of the prior year is largely due to Federal Reserve Bank rate increases totaling 5.25% between March 2022 and July 2023. The significant increase in short-term interest rates resulted in an inverted yield curve whereby short-term rates exceed longer-term rates.  The yield curve has been inverted since July 2022; the longest period of inversion in United States’ history.  This record long period when short-term rates exceeded long-term rates has compressed net interest margins and impacted the banking industry broadly. As a result of the inversion, our annualized net interest margin for the first quarter of 2024 was 2.11% as compared to 2.57% for the same quarter of the prior year. The decrease in net interest margin was primarily due to the increase in cost of interest-bearing deposits, partially offset by an increase in yields on the Company’s interest-earning assets.

Net interest margin for the fourth quarter of 2023 was 2.12%.  The fourth quarter of 2023 had one additional day when compared to the first quarter of 2024.  The lesser day count of the first quarter of 2024 negatively impacted our net interest margin by one basis point.

The Company recorded a $776 thousand release of provision for credit losses for the first quarter of 2024 compared to a release of provision of $774 thousand for the first quarter of 2023. The release of provision for credit losses during the first quarter of 2024 was primarily a result of changes in the composition and volume of the loan portfolio, improved economic forecasts used in the quantitative portion of the model and an assessment of management’s considerations of qualitative factors combined with the continued strong credit performance of our loan portfolio segments.

Non-interest income increased $252 thousand during the first quarter of 2024 compared to the first quarter of 2023.  The increase in non-interest income was due in part to non-recurring losses of $202 thousand recognized on the sale of certain investment securities during the first quarter of 2023, partially offset by bank-owned life insurance income of $100 thousand recognized during the prior period. As previously disclosed, the Company surrendered all of its BOLI policies in July 2023. Excluding losses from the non-recurring investment sale and BOLI income recorded during the first quarter of 2023, as well as mark-to-market adjustments of non-qualified deferred compensation plan assets, non-interest income increased $115 thousand or 19.9%. The increase was primarily due to gains recognized on the sale of certain SBA loan sales totaling $133 thousand, swap fee income of $64 thousand, and increases in insurance commission related revenue. The Company expects to accelerate SBA loan sale revenue and our pipeline of borrowers evaluating swaps continues to grow.

Non-interest expense increased $154 thousand or 2.0% during the first quarter of 2024 compared to the first quarter of 2023. The increase was primarily due to non-recurring expenses totaling $138 thousand incurred during the first quarter of 2024 in connection with a strategic opportunity that was explored and ultimately did not materialize (the “Non-Recurring Expense”).  To date in 2024, the Company hired four experienced business development professionals who we expect to augment the Company’s loan, deposit and non-interest income growth.

For the three months ended March 31, 2024, annualized non-interest expense to average assets was 1.41% compared to 1.35% for the three months ended March 31, 2023. The increase was primarily due to lower average assets and higher non-interest expense when comparing the two periods. Excluding the Non-Recurring Expense of $138 thousand, adjusted annualized non-interest expense to average assets was 1.38% (Non-GAAP). Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.

For the three months ended March 31, 2024, the efficiency ratio was 63.1% compared to 51.7% for the three months ended March 31, 2023. The increase was primarily due to an increase in non-interest expense. Excluding the Non-Recurring Expense of $138 thousand, the adjusted efficiency ratio was 62.0% (Non-GAAP). Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental non-GAAP information provides a better comparison of the impact of unrealized losses in the Company’s bond portfolio on the Bank’s regulatory capital ratios and period-to-period operating performance, respectively. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

●	The Adjusted Bank regulatory capital ratios in the hypothetical scenario where the entire bond portfolio was sold at fair market value and any losses realized.
●	The Adjusted annualized non-interest expense to average assets and adjusted efficiency ratio excluding the effects of the Non-Recurring Expense.

These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to the Reconciliation of Certain Non-GAAP Financial Measures table for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to, the following: the concentration of our business in the Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on this market; adequacy of our allowance for loan credit losses; allowance for unfunded commitments credit losses, and allowance for credit losses associated with our held-to-maturity and available-for-sale securities portfolio; deterioration of our asset quality; future performance of our loan portfolio with respect to recently originated loans; the level of prepayments on loans and mortgage-backed securities; liquidity, interest rate and operational risks associated with our business; changes in our financial condition or results of operations that reduce capital; our ability to maintain existing deposit relationships or attract new deposit relationships; changes in consumer spending, borrowing and savings habits; inflation and changes in interest rates that may reduce our margins or reduce the fair value of financial instruments; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; additional risks related to new lines of business, products, product enhancements or services; increased competition with other financial institutions and fintech companies; adverse changes in the securities markets; changes in the financial condition or future prospects of issuers of securities that we own; our ability to maintain an effective risk management framework; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements; compliance with legislative or regulatory requirements; results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for credit losses or to write-down assets or take similar actions; potential claims, damages, and fines related to litigation or government actions; the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the effects of weather-related or natural disasters, which may negatively affect our operations and/or our loan portfolio and increase our cost of conducting business; public health events (such as the COVID-19 pandemic), and of governmental and societal responses thereto; technological risks and developments, and cyber threats, attacks, or events; the additional requirements of being a public company; changes in accounting policies and practices; our ability to successfully capitalize on growth opportunities; our ability to retain key employees; deteriorating economic conditions, either nationally or in our market area, including higher unemployment and lower real estate values; implications of our status as a smaller reporting company and as an emerging growth company; and other factors discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

# # #

John Marshall Bancorp, Inc.

Financial Highlights (Unaudited)
(Dollar amounts in thousands, except per share data)

	At or For the Three Months Ended
		March 31,
	2024		2023
Selected Balance Sheet Data
Cash and cash equivalents		$153,016		$103,359
Total investment securities		261,341		445,785
Loans, net of unearned income		1,825,931		1,771,272
Allowance for loan credit losses		18,671		21,619
Total assets		2,251,837		2,351,307
Non-interest bearing demand deposits		404,669		447,450
Interest bearing deposits		1,496,321		1,641,192
Total deposits		1,900,990		2,088,642
Federal Reserve Bank borrowings		77,000		- -
Shareholders' equity		234,550		220,823

Summary Results of Operations
Interest income		$26,919		$23,453
Interest expense		15,175		8,984
Net interest income		11,744		14,469
Provision for (recovery of) credit losses		(776)		(774)
Net interest income after provision for (recovery of) credit losses		12,520		15,243
Non-interest income		818		566
Non-interest expense		7,924		7,770
Income before income taxes		5,414		8,039
Net income		4,204		6,304

Per Share Data and Shares Outstanding
Earnings per share - basic		$0.30		$0.45
Earnings per share - diluted		$0.30		$0.44
Book value per share		$16.51		$15.63
Weighted average common shares (basic)		14,130,986		14,067,047
Weighted average common shares (diluted)		14,181,254		14,156,724
Common shares outstanding at end of period		14,209,606		14,125,208

Performance Ratios
Return on average assets (annualized)		0.75%		1.10%
Return on average equity (annualized)		7.23%		11.83%
Net interest margin		2.11%		2.57%
Non-interest income as a percentage of average assets (annualized)		0.15%		0.10%
Non-interest expense to average assets (annualized)		1.41%		1.35%
Efficiency ratio		63.1%		51.7%

Asset Quality
Non-performing assets to total assets		- -%		- -%
Non-performing loans to total loans		- -%		- -%
Allowance for loan credit losses to non-performing loans		N/M		N/M
Allowance for loan credit losses to total loans		1.02%		1.22%
Net charge-offs (recoveries) to average loans (annualized)		0.00%		0.00%

Loans 30-89 days past due and accruing interest	$	- -	$	- -
Non-accrual loans		- -		- -
Other real estate owned		- -		- -
Non-performing assets (1)		- -		- -

Capital Ratios (Bank Level)
Equity / assets		11.3%		10.3%
Total risk-based capital ratio		16.1%		16.1%
Tier 1 risk-based capital ratio		15.1%		14.9%
Common equity tier 1 ratio		15.1%		14.9%
Leverage ratio		11.8%		11.5%

Other Information
Number of full time equivalent employees		132		142
# Full service branch offices		8		8
# Loan production or limited service branch offices		- -		1

(1)	Non-performing assets consist of non-accrual loans, loans 90 days or more past due and still accruing interest and other real estate owned.

John Marshall Bancorp, Inc.

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

				% Change
	March 31,	December 31,	March 31,	Last Three	Year Over
	2024	2023	2023	Months	Year
Assets	(Unaudited)	*	(Unaudited)
Cash and due from banks	$5,696	$7,424	$8,012	(23.3)%	(28.9)%
Interest-bearing deposits in banks	147,320	91,581	95,347	60.9%	54.5%
Securities available-for-sale, at fair value	158,757	169,993	340,159	(6.6)%	(53.3)%
Securities held-to-maturity at amortized cost, fair value of $77,995, $79,532, and $81,966 at 3/31/2024, 12/31/2023, and 3/31/2023, respectively.	94,662	95,505	98,507	(0.9)%	(3.9)%
Restricted securities, at cost	4,962	5,012	4,529	(1.0)%	9.6%
Equity securities, at fair value	2,960	2,792	2,590	6.0%	14.3%
Loans, net of unearned income	1,825,931	1,859,967	1,771,272	(1.8)%	3.1%
Allowance for credit losses	(18,671)	(19,543)	(21,619)	(4.5)%	(13.6)%
Net loans	1,807,260	1,840,424	1,749,653	(1.8)%	3.3%
Bank premises and equipment, net	1,244	1,281	1,451	(2.9)%	(14.3)%
Accrued interest receivable	6,410	6,110	5,471	4.9%	17.2%
Bank owned life insurance	- -	- -	21,270	N/M	N/M
Right of use assets	3,872	4,176	4,767	(7.3)%	(18.8)%
Other assets	18,694	18,251	19,551	2.4%	(4.4)%
Total assets	$2,251,837	$2,242,549	$2,351,307	0.4%	(4.2)%

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Non-interest bearing demand deposits	$404,669	$411,374	$447,450	(1.6)%	(9.6)%
Interest-bearing demand deposits	644,580	607,971	677,834	6.0%	(4.9)%
Savings deposits	50,664	52,061	81,150	(2.7)%	(37.6)%
Time deposits	801,077	835,194	882,208	(4.1)%	(9.2)%
Total deposits	1,900,990	1,906,600	2,088,642	(0.3)%	(9.0)%
Federal funds purchased	- -	10,000	- -	N/M	N/M
Federal Reserve Bank borrowings	77,000	54,000	- -	42.6%	N/M
Subordinated debt, net	24,729	24,708	24,645	0.1%	0.3%
Accrued interest payable	2,949	4,559	972	(35.3)%	203.4%
Lease liabilities	4,141	4,446	5,039	(6.9)%	(17.8)%
Other liabilities	7,478	8,322	11,186	(10.1)%	(33.1)%
Total liabilities	2,017,287	2,012,635	2,130,484	0.2%	(5.3)%

Shareholders' Equity
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, nonvoting, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, voting, par value $0.01 per share; authorized 30,000,000 shares; issued and outstanding, 14,209,606 at 3/31/2024 including 45,929 unvested shares, issued and outstanding, 14,148,533 at 12/31/2023 including 47,318 unvested shares, and 14,125,208 at 3/31/2023 including 48,401 unvested shares	142	141	141	0.7%	0.7%
Additional paid-in capital	96,469	95,636	95,235	0.9%	1.3%
Retained earnings	150,592	146,388	150,642	2.9%	(0.0)%
Accumulated other comprehensive loss	(12,653)	(12,251)	(25,195)	3.3%	(49.8)%
Total shareholders' equity	234,550	229,914	220,823	2.0%	6.2%
Total liabilities and shareholders' equity	$2,251,837	$2,242,549	$2,351,307	0.4%	(4.2)%

* Derived from audited consolidated financial statements.

John Marshall Bancorp, Inc.

Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31
	2024	2023	% Change
	(Unaudited)	(Unaudited)
Interest and Dividend Income
Interest and fees on loans	$23,623	$20,425	15.7%
Interest on investment securities, taxable	1,269	2,251	(43.6)%
Interest on investment securities, tax-exempt	9	19	(52.6)%
Dividends	82	75	9.3%
Interest on deposits in other banks	1,936	683	N/M
Total interest and dividend income	26,919	23,453	14.8%

Interest Expense
Deposits	13,931	8,559	62.8%
Federal funds purchased	2	9	(77.8)%
Federal Home Loan Bank advances	- -	67	(100.0)%
Federal Reserve Bank borrowings	893	- -	N/M
Subordinated debt	349	349	--%
Total interest expense	15,175	8,984	68.9%

Net interest income	11,744	14,469	(18.8)%

Provision for (recovery of) Credit Losses	(776)	(774)	0.3%

Net interest income after provision for (recovery of) credit losses	12,520	15,243	(17.9)%

Non-interest Income
Service charges on deposit accounts	88	72	22.2%
Bank owned life insurance	- -	100	N/M
Other service charges and fees	149	203	(26.6)%
Losses on sale of available-for-sale securities	- -	(202)	N/M
Insurance commissions	252	206	22.3%
Gain on sale of government guaranteed loans	133	- -	N/M
Non-qualified deferred compensation plan asset gains, net	124	89	39.3%
Other income	72	98	(26.5)%
Total non-interest income	818	566	44.5%

Non-interest Expenses
Salaries and employee benefits	4,810	4,912	(2.1)%
Occupancy expense of premises	451	470	(4.0)%
Furniture and equipment expenses	297	296	0.3%
Other expenses	2,366	2,092	13.1%
Total non-interest expenses	7,924	7,770	2.0%

Income before income taxes	5,414	8,039	(32.7)%

Income Tax Expense	1,210	1,735	(30.3)%

Net income	$4,204	$6,304	(33.3)%

Earnings Per Share
Basic	$0.30	$0.45	(33.3)%
Diluted	$0.30	$0.44	(31.8)%

John Marshall Bancorp, Inc.

Historical Trends - Quarterly Financial Data (Unaudited)
(Dollar amounts in thousands, except per share data)

	2024		2023
	March 31		December 31		September 30		June 30	March 31
Profitability for the Quarter:
Interest income		$26,919		$26,598		$26,263	$24,455		$23,453
Interest expense		15,175		14,571		14,284	12,446		8,984
Net interest income		11,744		12,027		11,979	12,009		14,469
Provision for (recovery of) credit losses		(776)		(781)		(829)	(868)		(774)
Non-interest income (loss)		818		624		(16,815)	685		566
Non-interest expenses		7,924		7,554		7,660	7,831		7,770
Income (loss) before income taxes		5,414		5,878		(11,667)	5,731		8,039
Income tax expense (benefit)		1,210		1,376		(1,530)	1,241		1,735
Net income (loss)		$4,204		$4,502		$(10,137)	$4,490		$6,304

Financial Performance:
Return on average assets (annualized)		0.75%		0.78%		(1.73)%	0.77%		1.10%
Return on average equity (annualized)		7.23%		7.91%		(18.24)%	8.13%		11.83%
Net interest margin		2.11%		2.12%		2.08%	2.10%		2.57%
Non-interest income (loss) as a percentage of average assets (annualized)		0.15%		0.11%		(2.86)%	0.12%		0.10%
Non-interest expense to average assets (annualized)		1.41%		1.31%		1.30%	1.34%		1.35%
Efficiency ratio		63.1%		59.7%		(158.4)%	61.7%		51.7%

Per Share Data:
Earnings (loss) per share - basic		$0.30		$0.32		$(0.72)	$0.32		$0.45
Earnings (loss) per share - diluted		$0.30		$0.32		$(0.72)	$0.32		$0.44
Book value per share		$16.51		$16.25		$15.61	$15.50		$15.63
Dividends declared per share	$	- -	$	- -	$	- -	$0.22	$	- -
Weighted average common shares (basic)		14,130,986		14,082,762		14,080,026	14,077,658		14,067,047
Weighted average common shares (diluted)		14,181,254		14,145,607		14,080,026	14,143,253		14,156,724
Common shares outstanding at end of period		14,209,606		14,148,533		14,126,084	14,126,138		14,125,208

Non-interest Income:
Service charges on deposit accounts		$88		$91		$85	$82		$72
Bank owned life insurance		- -		- -		23	101		100
Other service charges and fees		149		161		160	314		203
Losses on sale of available-for-sale securities		- -		- -		(17,114)	- -		(202)
Insurance commissions		252		76		54	50		206
Gain on sale of government guaranteed loans		133		81		27	23		- -
Non-qualified deferred compensation plan asset gains (losses), net		124		205		(60)	83		89
Other income		72		10		10	32		98
Total non-interest income (loss)		$818		$624		$(16,815)	$685		$566

Non-interest Expenses:
Salaries and employee benefits		$4,810		$4,507		$5,052	$4,965		$4,912
Occupancy expense of premises		451		448		445	448		470
Furniture and equipment expenses		297		296		282	304		296
Other expenses		2,366		2,303		1,881	2,114		2,092
Total non-interest expenses		$7,924		$7,554		$7,660	$7,831		$7,770

Balance Sheets at Quarter End:
Total loans, net of unearned income		$1,825,931		$1,859,967		$1,820,132	$1,769,801		$1,771,272
Allowance for loan credit losses		(18,671)		(19,543)		(20,036)	(20,629)		(21,619)
Investment securities		261,341		273,302		272,881	429,954		445,785
Interest-earning assets		2,234,592		2,224,850		2,278,027	2,315,368		2,312,404
Total assets		2,251,837		2,242,549		2,298,202	2,364,250		2,351,307
Total deposits		1,900,990		1,906,600		1,981,623	2,046,309		2,088,642
Total interest-bearing liabilities		1,598,050		1,583,934		1,622,430	1,691,044		1,665,837
Total shareholders' equity		234,550		229,914		220,567	218,970		220,823

Quarterly Average Balance Sheets:
Total loans, net of unearned income		$1,835,966		$1,837,855		$1,790,720	$1,767,831		$1,772,922
Investment securities		270,760		273,264		310,407	441,778		463,254
Interest-earning assets		2,247,620		2,260,356		2,301,642	2,305,050		2,295,677
Total assets		2,264,544		2,280,060		2,331,403	2,344,712		2,334,695
Total deposits		1,914,173		1,956,039		2,012,934	2,051,702		2,066,139
Total interest-bearing liabilities		1,600,197		1,587,179		1,660,980	1,667,597		1,621,131
Total shareholders' equity		233,952		225,718		220,473	221,608		220,282

Financial Measures:
Average equity to average assets		10.3%		9.9%		9.5%	9.5%		9.4%
Investment securities to earning assets		11.7%		12.3%		12.0%	18.6%		19.3%
Loans to earning assets		81.7%		83.6%		79.9%	76.4%		76.6%
Loans to assets		81.1%		82.9%		79.2%	74.9%		75.3%
Loans to deposits		96.1%		97.6%		91.9%	86.5%		84.8%

Capital Ratios (Bank Level):
Equity / assets		11.3%		11.1%		10.6%	10.2%		10.3%
Total risk-based capital ratio		16.1%		15.7%		15.7%	16.1%		16.1%
Tier 1 risk-based capital ratio		15.1%		14.7%		14.6%	15.0%		14.9%
Common equity tier 1 ratio		15.1%		14.7%		14.6%	15.0%		14.9%
Leverage ratio		11.8%		11.6%		11.3%	11.6%		11.5%

John Marshall Bancorp, Inc.

Loan, Deposit and Borrowing Detail (Unaudited)
(Dollar amounts in thousands)

	2024			2023
	March 31			December 31		September 30		June 30		March 31
Loans		$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total
Commercial business loans		$42,779	2.3%	$45,073	2.4%	$37,793	2.1%	$40,156	2.3%	$41,204	2.3%
Commercial PPP loans		129	0.0%	131	0.0%	132	0.0%	133	0.0%	135	0.0%
Commercial owner-occupied real estate loans		356,335	19.6%	360,102	19.4%	363,017	20.0%	360,859	20.4%	363,495	20.6%
Total business loans		399,243	21.9%	405,306	21.8%	400,942	22.1%	401,148	22.7%	404,834	22.9%

Investor real estate loans		692,418	38.0%	689,556	37.1%	683,686	37.6%	654,623	37.0%	660,740	37.4%
Construction & development loans		151,476	8.3%	180,922	9.8%	179,570	9.9%	179,656	10.2%	179,606	10.2%
Multi-family loans		94,719	5.2%	96,458	5.2%	86,366	4.8%	86,061	4.9%	88,670	5.0%
Total commercial real estate loans		938,613	51.5%	966,936	52.1%	949,622	52.3%	920,340	52.1%	929,016	52.6%

Residential mortgage loans		482,254	26.5%	482,182	26.1%	464,509	25.7%	443,305	25.2%	433,076	24.5%
Consumer loans		772	0.0%	560	0.0%	467	0.0%	646	0.0%	324	0.0%
Total loans		$1,820,882	100.0%	$1,854,984	100.0%	$1,815,540	100.0%	$1,765,439	100.0%	$1,767,250	100.0%
Less: Allowance for loan credit losses		(18,671)		(19,543)		(20,036)		(20,629)		(21,619)
Net deferred loan costs (fees)		5,049		4,983		4,592		4,362		4,022
Net loans		$1,807,260		$1,840,424		$1,800,096		$1,749,172		$1,749,653

	2024			2023
	March 31			December 31		September 30		June 30		March 31
Deposits	$ Amount		% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total
Non-interest bearing demand deposits		$404,669	21.3%	$411,374	21.6%	$437,880	22.1%	$433,931	21.2%	$447,450	21.4%
Interest-bearing demand deposits:
NOW accounts(1)		318,445	16.8%	297,321	15.6%	345,522	17.4%	311,225	15.2%	284,872	13.7%
Money market accounts(1)		326,135	17.1%	310,650	16.3%	330,297	16.6%	341,413	16.7%	392,962	18.8%
Savings accounts		50,664	2.7%	52,061	2.8%	57,408	3.0%	68,013	3.4%	81,150	3.9%
Certificates of deposit
$250,000 or more		355,766	18.7%	357,768	18.7%	364,805	18.4%	376,899	18.4%	338,824	16.2%
Less than $250,000		99,694	5.2%	101,567	5.3%	103,600	5.2%	105,956	5.2%	94,429	4.5%
QwickRate® certificates of deposit		5,117	0.3%	9,686	0.5%	11,526	0.6%	12,772	0.6%	16,952	0.8%
IntraFi® certificates of deposit		34,443	1.8%	45,748	2.4%	41,659	2.1%	49,729	2.4%	53,178	2.5%
Brokered deposits		306,057	16.1%	320,425	16.8%	288,926	14.6%	346,371	16.9%	378,825	18.2%
Total deposits		$1,900,990	100.0%	$1,906,600	100.0%	$1,981,623	100.0%	$2,046,309	100.0%	$2,088,642	100.0%

Borrowings
Federal funds purchased	$	- -	0.0%	$10,000	11.3%	$ - -	0.0%	$ - -	0.0%	$ - -	0.0%
Federal Reserve Bank borrowings		77,000	75.7%	54,000	60.9%	54,000	68.6%	54,000	68.6%	- -	0.0%
Subordinated debt, net		24,729	24.3%	24,708	27.8%	24,687	31.4%	24,666	31.4%	24,645	100.0%
Total borrowings		$101,729	100.0%	$88,708	100.0%	$78,687	100.0%	$78,666	100.0%	$24,645	100.0%

Total deposits and borrowings		$2,002,719		$1,995,308		$2,060,310		$2,124,975		$2,113,287

Core customer funding sources (2)		$1,589,816	80.4%	$1,576,489	80.0%	$1,681,171	82.6%	$1,687,166	80.3%	$1,692,865	81.1%
Wholesale funding sources (3)		388,174	19.6%	394,111	20.0%	354,452	17.4%	413,143	19.7%	395,777	18.9%
Total funding sources		$1,977,990	100.0%	$1,970,600	100.0%	$2,035,623	100.0%	$2,100,309	100.0%	$2,088,642	100.0%

(1)	Includes IntraFi® accounts.
(2)	Includes reciprocal IntraFi Demand®, IntraFi Money Market® and IntraFi CD® deposits, which are maintained by customers.
(3)	Consists of QwickRate® certificates of deposit, brokered deposits, federal funds purchased, Federal Home Loan Bank advances and Federal Reserve Bank borrowings.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Assets:
Securities:
Taxable	$269,380	$1,351	2.02%	$459,817	$2,326	2.05%
Tax-exempt(1)	1,380	11	3.21%	3,437	24	2.83%
Total securities	$270,760	$1,362	2.02%	$463,254	$2,350	2.06%
Loans, net of unearned income(2):
Taxable	1,813,528	23,458	5.20%	1,744,347	20,194	4.70%
Tax-exempt(1)	22,438	209	3.75%	28,575	292	4.14%
Total loans, net of unearned income	$1,835,966	$23,667	5.18%	$1,772,922	$20,486	4.69%
Interest-bearing deposits in other banks	$140,894	$1,936	5.53%	$59,501	$683	4.66%
Total interest-earning assets	$2,247,620	$26,965	4.83%	$2,295,677	$23,519	4.15%
Total non-interest earning assets	16,924			39,018
Total assets	$2,264,544			$2,334,695
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$313,478	$2,199	2.82%	$258,492	$762	1.20%
Money market accounts	324,753	2,576	3.19%	429,073	2,475	2.34%
Savings accounts	53,064	175	1.33%	87,640	245	1.13%
Time deposits	808,845	8,981	4.47%	814,472	5,077	2.53%
Total interest-bearing deposits	$1,500,140	$13,931	3.73%	$1,589,677	$8,559	2.18%
Federal funds purchased	110	2	7.31%	789	9	4.63%
Subordinated debt, net	24,716	349	5.68%	24,632	349	5.75%
Federal Reserve Bank borrowings	75,231	893	4.77%	—	—	NM
Other borrowed funds	—	—	NM	6,033	67	4.50%
Total interest-bearing liabilities	$1,600,197	$15,175	3.81%	$1,621,131	$8,984	2.25%
Demand deposits	414,033			476,462
Other liabilities	16,362			16,820
Total liabilities	$2,030,592			$2,114,413
Shareholders’ equity	$233,952			$220,282
Total liabilities and shareholders’ equity	$2,264,544			$2,334,695

Tax-equivalent net interest income and spread		$11,790	1.02%		$14,535	1.90%
Less: tax-equivalent adjustment		46			66
Net interest income		$11,744			$14,469

Tax-equivalent interest income/earnings assets			4.83%			4.15%
Interest expense/earning assets			2.72%			1.58%
Net interest margin(3)			2.11%			2.57%

(1)	Tax-equivalent income has been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $46 thousand and $66 thousand for the three months ended March 31, 2024 and March 31, 2023, respectively.
(2)	The Company did not have any loans on non-accrual as of March 31, 2024 or March 31, 2023.
(3)	The net interest margin has been calculated on a tax-equivalent basis.

John Marshall Bancorp, Inc.

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(Dollar amounts in thousands)
	As of
	March 31, 2024	December 31, 2023	March 31, 2023
Regulatory Ratios (Bank)
Total risk-based capital (GAAP)	$286,038	$282,082	$290,202
Less: Unrealized losses on available-for-sale securities, net of tax benefit (1)	12,781	12,401	25,414
Less: Unrealized losses on held-to-maturity securities, net of tax benefit (1)	13,040	12,469	13,067
Adjusted total risk-based capital, excluding unrealized losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$260,217	$257,212	$251,721

Tier 1 capital (GAAP)	$267,795	$263,637	$269,281
Less: Unrealized losses on available-for-sale securities, net of tax benefit (1)	12,781	12,401	25,414
Less: Unrealized losses on held-to-maturity securities, net of tax benefit (1)	13,040	12,469	13,067
Adjusted tier 1 capital, excluding unrealized losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$241,974	$238,767	$230,800

Risk weighted assets (GAAP)	$1,774,474	$1,794,769	$1,805,238
Less: Risk weighted available-for-sale securities	23,356	24,184	58,588
Less: Risk weighted held-to-maturity securities	16,934	17,079	17,611
Adjusted risk weighted assets, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,734,184	$1,753,506	$1,729,039

Total average assets for leverage ratio (GAAP)	$2,262,501	$2,274,911	$2,333,620
Less: Average available-for-sale securities	167,740	169,789	356,708
Less: Average held-to-maturity securities	95,168	95,994	99,011
Adjusted total average assets for leverage ratio, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,999,593	$2,009,128	$1,877,901

Total risk-based capital ratio (2)
Total risk-based capital ratio (GAAP)	16.1%	15.7%	16.1%
Adjusted total risk-based capital ratio (Non-GAAP) (3)	15.0%	14.7%	14.6%

Tier 1 capital ratio (4)
Tier 1 risk-based capital ratio (GAAP)	15.1%	14.7%	14.9%
Adjusted tier 1 risk-based capital ratio (Non-GAAP) (5)	14.0%	13.5%	13.3%

Common equity tier 1 ratio (6)
Common equity tier 1 ratio (GAAP)	15.1%	14.7%	14.9%
Adjusted common equity tier 1 ratio (Non-GAAP) (7)	14.0%	13.5%	13.3%

Leverage ratio (8)
Leverage ratio (GAAP)	11.8%	11.6%	11.5%
Adjusted leverage ratio (Non-GAAP) (9)	12.1%	11.9%	12.3%

	For the Three Months Ended
	March 31, 2024

Non-interest expense (GAAP)	$7,924
Less: non-recurring expenses	138
Adjusted non-interest expense (Non-GAAP)	$7,786

Non-interest expense to average assets (annualized) (GAAP)	1.41%
Adjusted non-interest expense to average assets (annualized) (Non-GAAP) (10)	1.38%

Efficiency ratio (GAAP)	63.1%
Adjusted efficiency ratio (Non-GAAP) (11)	62.0%

(1)	Includes tax benefit calculated using the federal statutory tax rate of 21%.
(2)	The total risk-based capital ratio is calculated by dividing total risk-based capital by risk weighted assets.
(3)	The adjusted total risk-based capital ratio is calculated by dividing adjusted total risk-based capital by adjusted risk weighted assets.
(4)	The tier 1 capital ratio is calculated by dividing tier 1 capital by risk weighted assets.
(5)	The adjusted tier 1 capital ratio is calculated by dividing adjusted tier 1 capital by adjusted risk weighted assets.
(6)	The common equity tier 1 ratio is calculated by dividing tier 1 capital by risk weighted assets.
(7)	The adjusted common equity tier 1 ratio is calculated by dividing adjusted tier 1 capital by adjusted risk weighted assets.
(8)	The leverage ratio is calculated by dividing tier 1 capital by total average assets for leverage ratio.
(9)	The adjusted leverage ratio is calculated by dividing adjusted tier 1 capital by adjusted total average assets for leverage ratio.
(10)	The adjusted non-interest expense to average assets is calculated by dividing the annualized adjusted non-interest expense by average assets.
(11)	The adjusted efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of non-interest income and net interest income for each period presented.